DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN

GENTA INCORPORATED

AND

EMISPHERE TECHNOLOGIES, INC.

March 22, 2006

DEVELOPMENT AND LICENSE AGREEMENT

     THIS DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of March 22, 2006 (the “Effective Date”) by and between GENTA INCORPORATED, a Delaware corporation having a place of business at 2 Connell Drive, Berkeley Heights, New Jersey 07922 (“Genta”), and EMISPHERE TECHNOLOGIES, INC., a Delaware corporation having an address of 765 Old Saw Mill River Road, Tarrytown, NY 10591 (“Emisphere”).

Recitals

     WHEREAS, Emisphere is a biopharmaceutical company specializing in the oral delivery of therapeutic molecules and compounds;

     WHEREAS,Emisphere has developed a certain oral delivery technology known as eligen™, and oral dosage formulations of therapeutic compounds;

     WHEREAS,Genta is a biopharmaceutical company engaged in the research, development and commercialization of pharmaceutical products;

     WHEREAS,Genta has developed a gallium-nitrate compound known as GANITE®, for which Genta has obtained FDA approval to market and sell (and which Genta currently markets and sells) as an intravenous treatment for patients with cancer-related hypercalcemia;

     WHEREAS,Genta desires to develop, and Emisphere is willing to develop for Genta, a customized version of Emisphere’s eligen™ technology for use with gallium-nitrate to produce oral dosage formulations of gallium nitrate and other gallium-containing compounds;

     WHEREAS,Genta desires to obtain, and Emisphere is willing to grant to Genta, an exclusive, worldwide right to develop and commercialize oral dosage formulations of gallium nitrate and other gallium-containing compounds based upon the eligen™ technology, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

     1.1 “Active Pharmaceutical Ingredient” or “API” shall mean a compound (in bulk form) having therapeutic activity, excluding any excipients and other ingredients that do not have any therapeutic activity, and excluding Carriers.

     1.2 “Affiliate” shall mean an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with a party to this Agreement. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a party, shall mean the possession (directly or indirectly) of more than fifty percent (50%) of the outstanding voting

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securities of a corporation or comparable equity interest in any other type of entity, or otherwise having the power to govern the financial and the operating policies or to appoint the management of such entity.

     1.3 “Carrier” shall mean any synthetic chemical compound that enables a drug molecule to cross membranes.

     1.4 “Carrier A” shall mean the Carrier set forth in Exhibit A hereto that is designated as “Carrier A.”

     1.5 “Carrier B” shall mean the Carrier set forth in Exhibit A hereto that is designated as “Carrier B.”

     1.6 “Carrier Inventions” shall have the meaning provided in Section 9.1(b).

     1.7 “Clinical Plan” shall mean the plan agreed upon by the parties for conducting the Clinical Program, as such plan may be amended from time to time by the TLC.

     1.8 “Clinical Program” shall mean the program of clinical development to be conducted during the Clinical Term, as more fully described in the Clinical Plan. At least initially, the focus of the Clinical Program will be the clinical development of a Product in the * Field.

     1.9 “Clinical Term” shall mean the period of time commencing upon the first dosing of the first subject in a Phase I clinical trial of a Product and, unless terminated as provided in this Agreement, ending upon the date upon which Genta has obtained an initial Regulatory Approval of a Product in the * Field, provided that, upon mutual written consent after the Effective Date the parties may extend the Clinical Term to pursue additional indications. After the Effective Date, the Clinical Term may only be extended by mutual written agreement between the parties that references this Section 1.9.

     1.10 “Combination Invention” shall have the meaning provided in Section 9.1(b).

     1.11 “Combination Product” shall have the meaning provided in Section 6.3(c).

     1.12 “Confidential Information” shall have the meaning provided in Section 11.1.

     1.13 “Control” shall mean, with respect to any Information or intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

     1.14 “Development Plan” means collectively or individually, as context requires, the Formulation-Development Plan and/or the Clinical Development Plan.

     1.15 “Development Program” means collectively or individually, as context requires, the Formulation-Development Program and/or the Clinical Development Program.

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     1.16 “Development Term” shall have the meaning provided in Section 12.1.

     1.17 “DMF” shall mean a drug master file (as such term is defined in 21 C.F.R. Part 314.420).

     1.18 “Emisphere Inventions” shall have the meaning provided in Section 9.1(c).

     1.19 “Emisphere Know-How” shall mean, to the extent Controlled by Emisphere or its Affiliates as of the Effective Date or at any time during the Term, all Information not included in the Valid Claims of Emisphere Patents or Joint Patents that is necessary or useful for Genta for to perform its obligations under the Formulation-Development Program or to manufacture, use, sell, offer for sale or import Products, including, in each case, any replication or any part of any of the foregoing Information.

     1.20 “Emisphere Patents” shall mean, to the extent Controlled by Emisphere or its Affiliates as of the Effective Date or at any time during the Term, all Patents that claim inventions necessary or useful for Genta to perform its obligations under the Formulation-Development Program or to manufacture, use, sale, offer for sale or import of Products, but excluding in each case the Joint Patents. For clarity, Emisphere Patents includes all Patents that claim Emisphere Inventions.

     1.21 “Emisphere Technology” shall mean the Emisphere Patents and Emisphere Know-How.

     1.22 “Existing MTA” means the Material Transfer Agreement between the parties dated July 8, 2004.

     1.23 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

     1.24 “Field” shall mean all human and veterinary medical uses.

     1.25 “First Commercial Sale” shall mean, with respect to any Product, the first sale in a country after the governing health regulatory authority of such country has granted Regulatory Approval to market and sell the Product.

     1.26 “Formulation-Development Budget” means budget agreed upon by the parties for Emisphere’s conduct of its responsibilities under the Formulation-Development Program, as such budget may be amended from time to time by the TLC. The Formulation-Development Budget in effect as of the Effective Date of this Agreement has been agreed upon by the parties in writing.

     1.27 “Formulation-Development Plan” shall mean the plan agreed upon by the parties for conducting the Formulation-Development Program, as such plan may be amended from time to time by the TLC. The Formulation-Development Plan in effect as of the Effective Date of this Agreement has been agreed upon by the parties in writing.

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     1.28 “Formulation-Development Program” shall mean the program of formulation research and development of a Product (including selection and incorporation of the Program Carrier in connection therewith) to be conducted during the Formulation-Development Term, as more fully described in the Formulation-Development Plan. At least initially, the focus of the Formulation-Development Program will be the research and development of a Product for use within the * Field.

     1.29 “Formulation-Development Term” shall mean the period of time commencing upon the Effective Date of this Agreement and, unless earlier terminated as provided in this Agreement, ending upon completion of the activities set forth in the Formulation-Development Plan.

     1.30 “Gallium Compound” means a compound containing the element gallium (including, without limitation, a Gallium Salt) as its Active Pharmaceutical Ingredient.

     1.31 “Gallium Inventions” shall have the meaning provided in Section 9.1(b).

     1.32 “Gallium Salt” means any salt form of gallium, including without limitation gallium nitrate, gallium citrate, gallium maltolate or gallium sulfate in anhydrous solvate or hydrate forms.

     1.33 “Genta Inventions” shall have the meaning provided in Section 9.1(c).

     1.34 “Genta Know-How” shall mean, to the extent Controlled by Genta or its Affiliates as of the Effective Date or at any time during the Term, all Information not included in the Genta Patents or Joint Patents that is necessary or useful for Emisphere to perform its obligations under the Formulation-Development Program or the manufacture and supply of Products under Article 8. For clarity, other than the Gallium Salt (in the form of gallium nitrate or such other form as may be the subject of the parties’ efforts under this Agreement) and the Materials (as defined in Section 3.7) that Genta is required to provide under the Formulation-Development Plan, no compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical materials owned or Controlled by Genta or its Affiliates are included within the Genta Know-How to be provided hereunder.

     1.35 “Genta Patents” shall mean, to the extent Controlled by Genta or its Affiliates as of the Effective Date or at any time during the Term, all Patents that claim inventions necessary or useful for Emisphere to perform its obligations under the Formulation-Development Program or under Article 8, but excluding the Joint Patents. For clarity, Genta Patents includes all Patents that claim Genta Inventions.

     1.36 “Genta Technology” shall mean the Genta Patents and the Genta Know-How.

     1.37 “* Field” shall have the meaning provided in Section 6.2(b)(i).

     1.38 “Improvement” shall mean, with respect to the Program Carrier or a Potential Program Carrier, a Carrier that is derived from or based upon the Program Carrier, any Potential

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Program Carrier, or any other Emisphere Technology, but that also incorporates or embodies enhancements, modifications or improvements thereto.

     1.39 “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union) necessary under law to commence human clinical trials in such jurisdiction.

     1.40 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test and commercial data and results (including pharmacological, toxicological, clinical and pre-clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical materials.

     1.41 “Inventions” shall have the meaning provided in Section 9.1(a).

     1.42 “Joint Inventions” shall have the meaning provided in Section 9.1(c).

     1.43 “Joint Patents” shall mean all Patents that claim a Joint Invention.

     1.44 “Joint Technology” shall mean the Joint Patents and Joint Inventions.

     1.45 “Milestones” means, collectively, the First Milestone (including the individual Formulation-Development Term Milestones therein), Second Milestone, Third Milestone, Fourth Milestone, Fifth Milestone, and Sixth Milestone, each of which shall have the meaning provided in Section 6.2(a).

     1.46 “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. Part 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product in the relevant jurisdiction.

     1.47 “Net Sales” shall mean the gross amounts received by Genta or its Affiliates or Sublicensees for sales of Products to Third Parties (it being understood that sales between Genta, its Affiliates and Sublicensees are not included within Net Sales, unless the buying party is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction), less the following deductions: (i) returns and return reserves (such reserves consistent with generally accepted accounting principles (“GAAP”)) (including allowances actually given for spoiled, damaged, out-dated, rejected or returned Product sold, withdrawals and recalls), (ii) rebates to the extent consistently and reasonably applied by Genta or its Affiliates or Sublicensees to its products, price reductions, rebates to welfare systems, (iii) charge backs and charge back reserves (such reserves consistent with GAAP), (iv) cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Genta or its Affiliates or

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Sublicensees on a product-by-product basis), (v) government mandated rebates and similar types of rebates (e.g., Medicaid), each as consistently and reasonably applied by Genta or its Affiliates or Sublicensees to its products, (vi) volume (quantity) discounts and cash discounts), as consistently and reasonably applied by Genta or its Affiliates or Sublicensees to its products, and (vii) taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount), it being understood that income and capital gains taxes are not the type of taxes contemplated as a deduction in this definition of Net Sales.

     1.48 “Oral Formulation” shall mean a pharmaceutical product containing on the one hand, a Gallium Compound, and on the other hand, any Carrier, that is useful and is marketed only for oral administration, including sublingual and buccal dosage forms.

     1.49 “Patents” shall mean (a) United States and foreign patents, re-examinations, reissues, renewals, extensions and term restorations, and (b) pending applications for United States and foreign patents, including, without limitation, provisional applications, non-provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates.

     1.50 “Potential Program Carriers” shall mean the two (2) Carriers set forth in Exhibit A hereto, designated as “Carrier A” and “Carrier B,” respectively, and such additional Carriers, if any, that the Parties agree to add as Potential Program Carriers as set forth in Section 3.8.

     1.51 “Product” shall mean any Oral Formulation containing a Gallium Compound and the Program Carrier.

     1.52 “Program Carrier” shall mean the Carrier selected by the parties to be incorporated into the Products pursuant to the Formulation-Development Program in accordance with Section 3.8.

     1.53 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of any country, federal, state or local regulatory agency, department, bureau or other government entity that is necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

     1.54 “Regulatory Authority” shall mean any and all national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the manufacture, distribution, use or sale of a Product.

     1.55 “Sublicensee” means a Third Party to whom Genta or a Genta Affiliate has granted a sublicense under the Emisphere Technology to manufacture and/or sell Products. A Sublicensee shall be considered a “Domestic Sublicensee” to the extent Genta or a Genta Affiliate has granted it a sublicense under the Emisphere Technology to sell Products in the United States, and a “Foreign Sublicensee” to the extent Genta or a Genta Affiliate has granted it a sublicense under the Emisphere Technology to sell Products outside the United States. For clarity, (i) Net Sales of a Sublicensee who, under sublicense from Genta or a Genta Affiliate, makes Products inside the United States and sells them outside the United States are considered

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Net Sales of a Foreign Sublicensee, (ii) Net Sales of a Sublicensee who, under sublicense from Genta or a Genta Affiliate, makes Products outside the United States and sells them inside the United States are considered Net Sales of a Domestic Sublicensee, and (iii) a Sublicensee who, under sublicense from Genta or a Genta Affiliate, sells Products globally, is considered a Domestic Sublicensee with respect to sales made inside the United States and a Foreign Sublicensee with respect to Net Sales made outside the United States.

     1.56 “Supply Agreement” shall have the meaning provided in Article 8.

     1.57 “Technical Liaison Committee” or “TLC” shall mean the committee formed pursuant to Section 2.1.

     1.58 “Term” shall have the meaning provided in Section 12.1.

     1.59 “Third Party” shall mean any entity other than Emisphere or Genta or an Affiliate of Emisphere or Genta.

     1.60 “Valid Claim” shall mean any claim in an issued Emisphere Patent that (i) has not expired, been cancelled, been declared invalid, or been admitted to be invalid or unenforceable by a decision of a court or government agency of competent jurisdiction to which an appeal or other legal recourse is not, or is no longer, possible, and (ii) has not been admitted to be invalid by the patent’s owner or its successor or assigns through reissue, re-examination, or disclaimer.

2. TECHNICAL LIAISON COMMITTEE

     2.1 Technical Liaison Committee. Promptly after the Effective Date, the parties will form a Technical Liaison Committee (the “TLC”) composed of three (3) representatives of each of Genta and Emisphere. One (1) representative of Genta on the TLC shall be selected to act as the chairperson of the TLC. The TLC shall meet as needed, but at least quarterly during the Development Term (and upon the termination or expiration of the Development Term, the TLC shall dissolve and have no further function under this Agreement). Such meetings may be conducted by videoconference, teleconference or in person. A reasonable number of additional representatives of either party may attend meetings of the TLC, subject to Articles 9 and 11. Should the additional representatives not be an employee of either party, such individuals may attend TLC meetings provided they have appropriate confidentiality agreements in place that are commensurate with those set forth in Article 11 and have agreed to assign inventions to either party to effect the intent of Article 9. The TLC shall have responsibility to (i) facilitate the exchange of information between the parties, (ii) review progress on the implementation and completion of the Development Plan, including timelines and adherence to the Formulation-Development Budget, and (iii) make such other decisions as are expressly allocated to the TLC under this Agreement. The TLC shall not have the power to amend or waive compliance with the terms of this Agreement.

     2.2 Decision Making. Decisions of the TLC shall be made by majority vote of all TLC members present either in person or by other means (e.g., teleconference) at any meeting; provided that, if there is not an equal number of TLC members who are representatives of each party present at such meeting, then only an equal number of such representatives of each party

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shall be entitled to vote at such meeting. In the event that the votes required to approve a decision cannot be reached, then either party may, by written notice to the other, have such issue referred to the Chief Executive Officer of Genta and the Chief Executive Officer of Emisphere, for attempted resolution by good-faith negotiations within thirty (30) days after such notice is received. For all matters that cannot be resolved by such Chief Executive Officers upon request by a party, then neither party shall have the deciding vote or the right to challenge the results thereof, through arbitration or otherwise, provided that the foregoing shall not limit either party’s right to submit claims of breach of this Agreement for resolution by binding arbitration pursuant to Section 14.3.

3. CONDUCT OF FORMULATION-DEVELOPMENT PROGRAM

     3.1 Objectives. Emisphere hereby agrees to establish and conduct its responsibilities under the Formulation-Development Program during the Formulation-Development Term in accordance with the Formulation-Development Plan and the timelines set forth therein, the Formulation-Development Budget, and with the terms of this Agreement, to develop Products for further development and commercialization by Genta.

     3.2 Initial Technology Transfer. Commencing promptly after the Effective Date: (a) Genta shall disclose to Emisphere all existing Genta Technology necessary to enable Emisphere to practice the license granted to it under Article 5; and (b) Emisphere shall disclose to Genta all existing Emisphere Technology necessary to enable Genta to practice the license granted to it under Article 5. During the Development Term, Emisphere shall provide Genta with reasonable technical assistance relating to the use of the Emisphere Technology, solely to the extent necessary to enable Genta to practice the licenses granted to it under Article 5.

     3.3 Research Commitment. During the Formulation-Development Term, Emisphere shall use commercially reasonable efforts to conduct its responsibilities under the Formulation-Development Program in accordance with the Formulation-Development Plan and Formulation-Development Budget, as revised from time to time by the TLC. Without limiting the generality of the foregoing, Emisphere shall devote to the Formulation-Development Program such personnel as is reasonably necessary to conduct all of Emisphere’s responsibilities required under the Formulation-Development Plan, it being understood that Genta is and will be responsible (a) under the Formulation-Development Plan only for the supply of cGMP quantities of Gallium Salt API (in the form of gallium nitrate or such Gallium Salt(s) as may be mutually agreed by the parties) to Emisphere in connection with formulation development, and (b) for the conduct of the Clinical Program (as set forth in greater detail in Article 4). Emisphere acknowledges that while the Formulation-Development Plan describes the principal activities that Emisphere is to perform under the Formulation-Development Program, Emisphere’s responsibilities under the Formulation-Development Program (and the reimbursement provided under Section 6.1) include all such activities that would normally be performed to perform such principal activities, including the analysis and compilation of results from such activities in a form appropriate for submission in an IND filing. Subject to the foregoing Genta acknowledges that Emisphere’s responsibilities under the Formulation-Development Program may not constitute all activities that are necessary to develop a Product for the * Field to the point of supporting the filing of an IND. In addition, Emisphere shall promptly provide written reports of the status of its activities under the Formulation-Development Plan and the results from its

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performance of such activities, in accordance with a schedule agreed upon by the parties, which shall be in any event at least monthly. Each party shall be solely responsible for the costs and expenses incurred in connection with its performance of Development Plan activities, subject to Section 6.1. Genta shall be responsible for the conduct of toxicology studies of Products that it deems appropriate, to the extent such studies are not otherwise covered by the Formulation-Development Plan. To the extent Genta conducts any toxicology studies of Products, Emisphere shall have no right to utilize the data generated from such studies without the prior written consent of Genta, unless required by law; provided, however, that, at Emisphere’s option, Emisphere shall have the right to purchase such data solely for use in accordance with Section 5.3, and Genta agrees, subject to Genta’s consent not to be unreasonably withheld, to sell such data to Emisphere solely for such purpose and as Confidential Information of Genta subject to the confidentiality restrictions of this Agreement, upon payment by Emisphere to Genta of an amount equal to Genta’s cost of conducting the applicable toxicology study(ies).

     3.4 Continuing Information Exchange. Without limiting its obligations under Section 3.2, Emisphere shall promptly disclose and keep Genta reasonably informed as of all Emisphere Technology developed or obtained, including without limitation inventions, discoveries and technical developments made in the course of performing its activities under the Formulation-Development Program, and all Inventions made by employees or independent contractors of Emisphere related to Oral Formulations or otherwise necessary or useful for the Formulation-Development Program, with any such Inventions that are included in the Emisphere Technology and that are directly relevant to the Formulation-Development Program being communicated reasonably promptly after it is developed or obtained, or its significance appreciated. Emisphere shall disclose to Genta, in confidence, all reasonably requested toxicology and safety data and other information Controlled by Emisphere relating to the Potential Program Carriers, the Program Carrier or the Oral Formulations; it being understood that (a) with respect to Carrier A, Emisphere shall be required to disclose such information upon the Effective Date of this Agreement and thereafter for so long as Carrier A remains a Potential Program Carrier, and (b) with respect to the Carrier B, Emisphere shall only be required to disclose such information upon Genta’s selection of Carrier B *, and thereafter for so long as Carrier B remains a Potential Program Carrier. Emisphere shall also provide reasonable technical assistance to enable Genta to utilize such information.

     3.5 Subcontracts. Emisphere may perform some of its obligations under the Formulation-Development Plan through one (1) or more subcontractors, provided that (i) for any subcontractor involved in activities that are not solely related to Carriers, Genta approves of the subcontractor in advance in writing (such approval not to be unreasonably withheld), (ii) none of the rights of Genta hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (iii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by Emisphere pursuant to Articles 9 and 11 hereof. In the event that Emisphere performs any of its obligations under the Formulation-Development Plan through a subcontractor, then Emisphere will, at all times, be responsible for the performance and payment of such subcontractor as if the obligations performed by the subcontractor were performed by Emisphere. For clarity, Emisphere shall have the right to use subcontractors to perform its activities under the Formulation-Development Program solely in connection with Carriers without first obtaining Genta’s approval of such subcontractor.

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     3.6 Compliance. All work conducted by either party in connection with the Formulation-Development Program, shall be conducted in accordance with applicable Good Laboratory Practices and, if applicable, Good Manufacturing Practices, as such rules of practice and regulations are amended from time to time.

     3.7 Materials Transfer. In order to facilitate the Formulation-Development Program, Genta has provided (under the Existing MTA) and may continue to provide to Emisphere certain biological materials or chemical compounds (collectively, “Materials”) Controlled by Genta (other than under this Agreement) for use by Emisphere in furtherance of the Formulation-Development Program. Except as otherwise provided under this Agreement, all such Materials delivered to Emisphere are and will remain the sole property of Genta, have been and will be used by Emisphere only in furtherance of the Formulation-Development Program in accordance with this Agreement, have not been and will not be used or delivered to or for the benefit of any Third Party (other than a permitted subcontractor of Emisphere), and have been and will be used in compliance with all applicable laws, rules and regulations. In particular, Genta has or may supply Emisphere with Gallium Salt API as set forth in the Formulation-Development Plan. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

     3.8 Selection of the Program Carrier. Under the Formulation-Development Program, Emisphere shall perform pre-clinical studies and other activities to generate such data and information as is necessary to evaluate the suitability of each of the two (2) Potential Program Carriers identified in Exhibit A hereto for incorporation into the Product to be developed under the Formulation-Development Program. The selection of the Program Carrier shall be conducted in a * .

4. DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS BY GENTA

     4.1 Development and Commercialization of Products. Subject to the terms and conditions of this Agreement, and except as otherwise provided with respect to Emisphere’s performance of its responsibilities under the Formulation-Development Program under Article 3, its preparation and maintenance of certain regulatory filings under Article 4, and its manufacturing responsibilities under Article 8, Genta shall control and be solely responsible for the worldwide development and commercialization of Products, at its sole cost and expense. Genta hereby agrees to establish and conduct the Clinical Program during the Clinical Term in accordance with the Clinical Plan and the timelines set forth therein. Genta shall own all data generated in the development and/or commercialization of Products other than data solely relating to Carriers (provided Genta shall have the right to access and use such Carrier-specific data as necessary to carry out the purposes of this Agreement).

     4.2 Disclosure and Use of Data Relating to Program Carriers. Genta shall during the Term of this Agreement promptly and fully disclose to Emisphere in writing all data generated by or on behalf of Genta or its Affiliates (or Sublicensees, to the extent provided to

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and Controlled by Genta) with respect to the Program Carrier. Emisphere shall be free to use all such data disclosed to it by Genta for any purpose (including, without limitation, in support of patent filings), other than the development, manufacture or commercialization of Oral Formulations. Without limiting the generality of the foregoing, Emisphere shall be free to use such data for the purpose of researching, developing, manufacturing or commercializing the Program Carrier pursuant to Article 8 hereof and/or for use of any Carrier in combination with any compound that is not a Gallium Compound.

     4.3 Clinical Trials and Clinical Data. Genta shall have the sole right to conduct clinical trials of Products in the Field. Genta shall establish and conduct the clinical trials of the Product developed under the Formulation-Development Program for the * Field in accordance with the Clinical Plan. As between the parties, Genta shall own all clinical data and reports related to any Product clinical trials (including, but not limited to, the clinical trials for the Product developed under the Formulation-Development Program for the * Field). All clinical data relating to Products, including safety reports from such clinical trials, shall be maintained by Genta in a centralized database. Genta shall be the sole IND holder and will solely own all NDAs for all Products as further specified in Section 4.10. Emisphere shall have the right to cross file and reference data from Product INDs or NDAs with respect to obtaining Regulatory Approval for any Program Carrier for use in combination with drugs that do not include a Gallium Compound.

     4.4 DMFs and Information Relating to Carriers. Without limiting its obligations under Sections 3.2 and 3.4, * Emisphere shall provide Genta with true and complete copies of its DMFs (if any exist) for each Potential Program Carrier. During the Term of this Agreement, Emisphere shall promptly provide Genta with true and complete copies of any additions that are made to such DMFs, along with any additional Program Carrier-related regulatory and scientific documents that Genta reasonably requests that are Controlled by Emisphere. Genta, its Affiliates and Sublicensees hereunder shall have the right to cross file and reference data from the Program Carrier regulatory filings that are Controlled by Emisphere solely in connection with obtaining Regulatory Approval for Products.

     4.5 CMC Section. Emisphere and Genta will together develop the Chemistry, Manufacturing and Controls section of the NDA for Products.

     4.6 Communications with Regulatory Authorities. Except as required by applicable law, Genta shall have the sole right to communicate with Regulatory Authorities concerning Products, including conducting meetings and holding telephone discussions with such Regulatory Authorities, provided that the foregoing prohibition shall not apply to Emisphere’s filings and filing-related communications with Regulatory Authorities relating solely to the Program Carrier (in which event Emisphere shall consult with Genta prior to such communication and consider Genta’s input in good faith) or to combinations of the Program Carrier with any API other than a Gallium Compound (in which event no consultation with Genta will be required). During the Development Term, Emisphere will assist Genta, at Genta’s reasonable request, in preparing for any such communications or meetings, Genta shall notify Emisphere prior to scheduling any such meetings with the FDA to enable Emisphere to participate in such meetings, and Emisphere shall have the right to have a representative of Emisphere attend with Genta to observe any meeting with the FDA pertaining to Products,

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provided Emisphere gives Genta reasonable advance notice of its desire to attend such meeting, Emisphere participates with Genta in Genta’s preparation for the meeting, and the FDA does not object to Emisphere’s attendance or participation. Emisphere’s participation in communications with Regulatory Authorities concerning Products shall be subject to Genta’s reasonable discretion. Genta shall also provide to Emisphere copies of all meeting minutes that are kept for Genta interactions during the Development Term with the FDA in respect of Products.

     4.7 Assistance with NDA. Emisphere shall compile all data and information Controlled by Emisphere from any studies conducted by or on behalf of Emisphere involving the Program Carrier in a format appropriate for NDA filings for the Product as necessary to support an NDA submission, as determined by the TLC. Emisphere shall provide Genta with such data and information (including all research and clinical study reports) at a time agreed upon by the TLC, and in any event within a reasonable time.

     4.8 Clinical Efforts. Genta shall use commercially reasonable efforts to conduct the Clinical Program during the Clinical Term in accordance with the Clinical Plan, as revised from time to time by the TLC. Without limiting the generality of the foregoing, but subject to Section 5.4, Genta shall devote to the Clinical Program such personnel as is consistent with the use of commercially reasonable efforts to conduct Genta’s activities under the Clinical Plan, it being understood that Emisphere is and will be responsible under the Clinical Plan to supply cGMP quantities of Product to Genta in connection with clinical development, provided that Genta has first provided cGMP quantities of Gallium Salt API to Emisphere for the purpose of making such Product, as provided in the Clinical Plan. In addition, during the Clinical Term, Genta shall promptly provide written reports of the status of its activities under the Clinical Plan and the results from its performance of such activities, in accordance with a schedule agreed upon by the parties, which shall be in any event at least monthly. Each party shall be solely responsible for the costs and expenses incurred in connection with its performance of Clinical Plan activities, subject to Section 6.1. As used in this Section 4.8, “commercially reasonable efforts” shall mean those efforts, consistent with the exercise of prudent scientific and business judgment, as applied in the pharmaceutical industry to development and commercialization activities conducted with respect to other products of similar potential and market size. It is understood that such potential may change from time to time based upon changing scientific, business, marketing and return on investment considerations.

     4.9 Pharmacovigilance. Each party shall fully and timely disclose to the other all clinical safety data and information on products containing the Program Carrier to the extent required by regulatory authorities or applicable law.

     4.10 Regulatory Approvals. As between the parties, except as otherwise provided in this Agreement, Genta shall be responsible for and shall own all filings (including INDs, CTAs, NDAs and MAAs) necessary for Regulatory Approval of Products and for obtaining and maintaining such Regulatory Approvals, at Genta’s expense, provided that Genta shall provide Emisphere with a reasonable opportunity to review and comment on those portions of any such proposed filing regarding the Program Carrier prior to submission to the applicable Regulatory Authority. Such regulatory documents shall be maintained and held by Genta. Emisphere agrees to use its commercially reasonable efforts to assist Genta in obtaining FDA approval of an NDA for any Product developed pursuant to this Agreement, as well as Regulatory Approvals from

12.

any other Governmental Authority that may be required for the marketing of Products in any other country. Genta will compensate Emisphere for any such assistance as provided in Section 6.1. Emisphere specifically agrees to cooperate with any inspection by the FDA or other regulatory agency, including, but not limited to, any inspection prior to approval of the NDA for any Product. Emisphere shall have the right to receive copies of all Regulatory Approvals and other filings with Regulatory Authorities with respect to Products, subject to the provisions of Article 11.

     4.11 Post-Development Term Development and Commercialization. After the end of the Development Term, Emisphere shall have no obligation to perform any further Development Plan activities, and Genta shall have the sole right to control development and commercialization of the Products. Notwithstanding the foregoing, during the Term of this Agreement (including after the end of the Development Term):

          (a) Genta will keep Emisphere informed regarding the worldwide development of Products by Genta, its Affiliates and Sublicensees on a quarterly basis;

          (b) Genta and Emisphere will coordinate their efforts with respect to development activities that would reasonably be considered to materially affect the other Party’s ability to market and commercialize Products (in the case of Genta) or the Program Carriers or products (other than the Products) containing Program Carriers (in the case of Emisphere), such as the design and conduct of any long-term toxicology study for the Program Carrier;

          (c) if Emisphere receives any written or oral communications from a Regulatory Authority relating to a Product or solely to the Program Carrier, then Emisphere shall provide Genta with a copy of any such written communication or a summary of any such oral communication as soon as practicable but no later than ten (10) business days after receipt of such communication, or sooner if mandated by law; and

          (d) each of the parties’ rights and obligations under Section 4.10 (Regulatory Approvals) shall continue in effect.

     4.12 Compliance. All work conducted by either party in connection with the Clinical Program shall be conducted in accordance with applicable Good Clinical Practices, as such rules of practice and regulations are amended from time to time, and other applicable laws, rules and regulations. Genta and its Affiliates shall conduct, and shall use commercially reasonable efforts to cause its Sublicensees to conduct, all commercialization activities with respect to the Products in accordance with applicable laws, rules and regulations.

5. LICENSE GRANTS

     5.1 License Grants.

          (a) Exclusive Development and Commercialization License By Emisphere. Subject to the terms and conditions of this Agreement (including, without limitation, Article 6 hereof), Emisphere hereby grants to Genta and its Affiliates an exclusive (even as to Emisphere, but subject to Section 5.3), worldwide, royalty-bearing (under Section 6.3) license, with the right to sublicense through multiple tiers of sublicense, under the

13.

Emisphere Technology and the Joint Technology, solely to develop, make, have made, use, sell, offer for sale, have sold and import Products in the Field. For purposes of clarification, in no event shall Genta have any right or license under this Agreement to make, have made, use, sell, have sold, offer for sale or import (A) any pharmaceutical product containing any formulation of a Gallium Compound and a Program Carrier that is not an Oral Formulation, or (B) any pharmaceutical product containing the Program Carrier and any drug other than a Gallium Compound. Further, for purposes of clarification, in no event shall Genta have the right to practice the Emisphere Technology for any purpose other than to develop, make, have made, use, sell, offer for sale, have sold and import Products in the Field. Genta shall be responsible for negotiating all Third-Party sublicenses that may be desirable under this Section 5.1 and shall periodically report on such activities to the Emisphere. With respect to Third Parties to whom Genta proposes to enter into a sublicense under the foregoing license, Genta shall notify Emisphere in writing of the name of the proposed Sublicensee and the general nature of the proposed sublicense at least eleven (11) business days prior to entering into such sublicense. No Third-Party sublicense shall be effective unless approved in writing by Emisphere, such approval not to be unreasonably withheld or delayed, and any Emisphere failure to notify Genta whether or not Emisphere approves such sublicense prior to the expiration of such eleven (11) business day period shall be considered approval.

          (b) Development License By Genta. Subject to the terms and conditions of this Agreement, Genta hereby grants to Emisphere and its Affiliates, during the Term, a non-exclusive, worldwide, royalty-free license, with the right to sublicense only to subcontractors permitted under Section 3.5, under the Genta Technology solely to perform Emisphere’s obligations under the Formulation-Development Plan, its preparation and maintenance of certain regulatory filings under Article 4, and its supply obligations under Article 8.

     5.2 Exclusivity; Restricted Activities. Without limiting the exclusivity of the license granted to Genta under Section 5.1(a), Emisphere hereby agrees that, during the Term and the Post-Termination Exclusive Period (defined below), Emisphere and its Affiliates shall not develop or commercialize, or collaborate with or grant any Third Party any license or right to develop or commercialize, any Oral Formulations. For purposes of this Section 5.2, “Post-Termination Exclusive Period” shall mean the period of time beginning upon expiration or any termination of this Agreement (other than termination by Emisphere under Section 12.3, in which case there will be no Post-Termination Exclusive Period) and continuing thereafter for:

          (a) *, if this Agreement expires or terminates prior to the *-year anniversary of the Effective Date, or

          (b) if this Agreement expires or terminates upon or after the *-year anniversary of the Effective Date, the lesser of the following:

               (i) *; or

               (ii) a number of days equal to the product of (i) the number of successive full calendar days elapsed from the Effective Date to the date of such expiration or termination, and (ii) *.

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     5.3 Permitted Activities. For purposes of clarification, Emisphere shall at all times retain the right to use the Carriers (including without limitation the Program Carrier) for the research, development, manufacture and/or commercialization of any product, other than an Oral Formulation. Emisphere shall at all times be free to use the Carriers with products other than those containing a Gallium Compound. For purposes of clarification and notwithstanding anything to the contrary contained in this Agreement, Genta shall at all times retain the right to develop or commercialize any formulations of Gallium Compounds that do not use Emisphere Technology, and any oral-delivery formulations and technologies that do not use Emisphere Technology, either alone, through Affiliates or sublicensees, or in collaboration with third parties, and such activities shall be considered outside the scope of the Development Program and this Agreement.

     5.4 Diligence. Genta shall use commercially reasonable efforts to commercialize the Product developed under the Development Program in the * Field in the United States, and to maximize sales of such Product, either alone, or through Affiliates or sublicensees, in the * Field in the United States. As used herein, “commercially reasonable efforts” shall mean those efforts, consistent with the exercise of prudent scientific and business judgment, as applied in the pharmaceutical industry to development and commercialization activities conducted with respect to other products of similar potential and market size. It is understood that such potential may change from time to time based upon changing scientific, business, marketing and return on investment considerations.

     5.5 No Implied Licenses. No right or license under any Patents or Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

6. FEES AND PAYMENTS

     6.1 Reimbursement: Genta shall reimburse Emisphere for all costs (at the rates set forth in Section 6.1(d)) incurred by Emisphere in conducting its responsibilities under the Development Program, as outlined in the Development Plan; subject to the following:

          (a) The total amount set forth in the Formulation-Development Budget for Emisphere’s performance of its responsibilities set forth in the Formulation-Development Plan is *. Subject to Section 6.1(c), Genta shall have no obligation to reimburse, and Emisphere shall be solely responsible for, any costs and expenses it incurs in excess of * in performing its responsibilities set forth in the Formulation-Development Plan.

          (b) In addition to the total amount budgeted, the Formulation-Development Budget includes a separate break out of distinct Development Program activities that Emisphere is to perform and the amounts budgeted for these distinct activities (to the extent highlighted in bold in the Formulation-Development Budget, the “Budgeted Activities”). Subject to Section 6.1(a) and 6.1(c), Genta shall have no obligation to reimburse, and Emisphere shall be solely responsible for, any costs and expenses it incurs in the performance of any individual Budgeted Activity in excess of *% of the amount budgeted for that Budgeted Activity. However, if an IND for a Product is filed, and the total cost of performing all activities set forth in the Formulation-Development Plan was less than *, then Emisphere shall be entitled to

15.

reimbursement from Genta up to a total of * to the extent that the amount of any costs incurred by Emisphere in conducting Budgeted Activities exceeded *% of the amount budgeted.

          (c) Any additional work conducted by Emisphere as a result of changes to the Development Program, or the commercialization of the Product, shall be requested in writing by Genta and accepted in writing by Emisphere in advance before Emisphere is obligated to perform such activities and Genta is obligated to reimburse Emisphere for such activities. Production of clinical or commercial supplies of Product shall be reimbursed pursuant to Article 8. Prior to the initiation of any work to be conducted by Emisphere, Emisphere shall provide to Genta a written estimate of the hours by function necessary to complete the requested work if such work is not already included in Emisphere’s Development Program responsibilities.

          (d) Emisphere shall issue invoices for costs to be reimbursed pursuant to this Section 6.1 only after Emisphere’s achievement of the applicable milestones and/or completion of applicable tasks as set forth in the Formulation-Development Plan to which such costs relate. Subject to the terms and limitations of this Section 6.1, Genta shall reimburse Emisphere at a rate of * for each hour dedicated by a full-time equivalent (FTE) employee of Emisphere performing the Formulation-Development Program, and Genta shall also reimburse Emisphere for its out of pocket costs in performing the Formulation-Development Program. Each invoice shall be due and payable within * days after receipt by Genta. Interest on late payments shall be paid at an interest rate of LIBOR plus *%.

     6.2 Development and Commercialization Event Payments.

          (a) Notice and Payment. Genta shall provide Emisphere with written notice of the occurrence of each of the events set forth below within * days after such occurrence. Within * days following the later of (i) receipt of an invoice from Emisphere, and (ii) the occurrence of each of the events set forth below, Genta shall pay to Emisphere the applicable payment set forth below, whether such Milestone is achieved by Genta or its Affiliate or Domestic Sublicensee; it being understood that that Genta has no obligations under this Section 6.2 with respect to Milestones that are achieved by or under the authority of Foreign Sublicensees (which are captured under Section 6.4):

#	Milestone	Payment

1	*	*
2	*	*
3	*	*
4	*	*
5	*	*
6	*	*

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          (b) Definitions. For purposes of this Section 6.2:

               (i) *

          (c) Other. It is understood and agreed that the payment with respect to each of the above Milestones shall be due and payable only one time, and only in the event of the occurrence of the specified event, and that in no event shall the same Regulatory Approval trigger payment of more than one Milestone. For clarity, the Milestones payments potentially payable under this Section 6.2 are limited to overall aggregate maximum of US $24,250,000.

     6.3 Royalties.

          (a) Rate. Subject to Sections 6.3(b) through 6.3(g), Genta shall pay to Emisphere the applicable royalty set forth below on aggregate, annual, worldwide Net Sales of Products by Genta, its Affiliates and, with respect to Net Sales in the United States and Net Sales of Domestic Sublicensees (but not Net Sales of Foreign Sublicensees, which are captured under Section 6.4):

               (i) *

               (ii) *

               (iii) *

          (b) Know-How Royalty. Notwithstanding the provisions of Section 6.3(a), with respect to Net Sales of Products for which no Valid Claim within the Emisphere Patents in the country of sale would be infringed, in the absence of the license granted herein, by the manufacture, use, or sale of such Product in such country, but which are otherwise subject to royalties under Section 6.3(a), the royalty rate applicable to Net Sales of such Product in such country under Section 6.3(a) shall be reduced to *; provided, however, that the Net Sales of such Product in such country shall continue to be included in aggregate, annual, worldwide Net Sales of Products for purposes of the royalty tiers specified in clauses (i), (ii) and (iii) of Section 6.3(a); and provided, further, that the Net Sales of such Product in such country shall be deemed to be the first dollars counted in calculating aggregate, annual, worldwide Net Sales of Products for purposes of the royalty tiers specified in clauses (i), (ii) and (iii) of Section 6.3(a). By way of example, if aggregate, annual, worldwide Net Sales of Products in a particular year are US *, and * of such amount represents Net Sales of a Product for which no Valid Claim within the Emisphere Patents in the country of sale would be infringed, in the absence of the license granted herein, by the manufacture, use, or sale of such Product in such country, then royalties payable hereunder for such year shall be calculated as follows:

               (i) *

               (ii) *

               (iii) *

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               (iv) *

          (c) Combination Products. In the event a Product is sold combined with any other product or service (together, a “Combination Product”), the Net Sales from the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, C/D, where C is the average per-unit sale price of the Product when sold not combined with any other product or service in the country in which the Product is sold, and D is the average per-unit sale price of the Combination Product in such country, in each case during the applicable royalty reporting period or, if sales of the Product not combined with any other product or service did not occur in such period, then in the most recent royalty reporting period in which arms length fair market sales of such Product (not combined with any other product or service) occurred. In the event that such average sale price cannot be determined for the Product not combined with any other product or service, Net Sales for the purposes of determining royalty payments shall be mutually agreed upon by the parties based on the relative value contributed by each component of the Combination Product, such agreement not to be unreasonably withheld.

          (d) Third Party Licenses. Emisphere shall be solely responsible for payment of royalties on sales of Products that may accrue under any license agreement between Emisphere and a Third Party. Except as set forth in the preceding sentence, in the event that Genta (or its Affiliate or any of their Domestic Sublicensees) is required to take a license to Third Party patent rights in order to practice the Emisphere Technology, Genta may offset against its royalty obligations hereunder, on a product-by-product and country-by-country, basis, * of the royalties actually paid to such Third Party with respect to sales of such Products in such country, subject to the limitations of Section 6.3(e).

          (e) Limitation on Royalty Reductions. In no event shall the royalties that would otherwise be payable by Genta to Emisphere in the absence of Section 6.3(d) for any calendar quarter on Net Sales of Products in such country be reduced by more than * as a result of the royalty reduction applied pursuant to Section 6.3(d).

          (f) Royalty Term. The royalty payments specified in Section 6.3 shall be payable on a Product-by-Product and country-of-sale-by-country-of-sale basis until the later of: (a) * after the first commercial launch of such Product, and (b) the expiration of the last-to-expire Valid Claim in such country of sale that would be infringed, in the absence of the license granted herein, by the manufacture, use, or sale of such Product in such country of sale.

          (g) Generic Competition. If in any country (i) one or more Generic Equivalents of a Product are marketed, and (ii) the market share of all such Generic Equivalents represents more than * of aggregate unit sales of such Product and such Generic Equivalents combined in such country, then thereafter the above royalties owed by Genta to Emisphere under this Section 6.3 shall be reduced by * in such country. For purposes of this Section 6.3(g), a “Generic Equivalent” shall mean an Oral Formulation that is not marketed by or on behalf of Genta or any of its Affiliates or Sublicensees.

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     6.4 Foreign Sublicensing Income.

          (a) Payment. Genta shall pay Emisphere the following percentages of Foreign Sublicensing Income:

               (i) with respect to Foreign Sublicensing Income paid before a total of two Regulatory Approval Milestones have occurred under Section 6.2(a), Genta shall pay Emisphere * of the upfront fees and milestone payments within such Foreign Sublicensing Income;

               (ii) with respect to Foreign Sublicensing Income paid after a total of two Regulatory Approval Milestones have occurred under Section 6.2(a), Genta shall pay Emisphere * of the upfront fees and milestone payments within such Foreign Sublicensing Income; and

               (iii) * of all royalties within the Foreign Sublicensing income that Genta receives based on Net Sales of Products by the Foreign Sublicensee (excluding any upfront fees and milestone payments, which are covered under Sections 6.4(a)(i) and 6.4(a)(ii)).

          (b) Definition. For purposes of this Section 6.4, “Foreign Sublicensing Income” shall mean upfront fees, milestone payments and royalties based on Foreign Sublicensee’s Net Sales outside the United States that Genta or its Affiliate actually receives from Foreign Sublicensees of the Emisphere Patents in consideration of a sublicense to the Emisphere Technology, and specifically excludes (i) amounts that Genta or its Affiliate receives as bona-fide reimbursement for amounts actually expended or to be expended by Genta in connection with the performance of research or development activities, (ii) amounts paid to Genta or its Affiliate as the bona-fide transfer price of Product supplied under supply contracts with the Foreign Sublicensees (such amounts not to exceed *, calculated in accordance with U.S. generally accepted accounting principles, consistently applied throughout Genta’s or its Affiliate’s accounting system), (iii) amounts paid for equity (at a price that is within * or debt of Genta or its Affiliate, (iv) any applicable withholding taxes imposed on Foreign Sublicensing Income, (v) any amounts credited or deducted against the amounts actually received by Genta or its Affiliate, and (vi) any royalties owed to third parties in respect of Product sales by such Foreign Sublicensee. In determining the Foreign Sublicensing Income with respect to which Genta will make payments to Emisphere, Genta shall not unreasonably allocate amounts received from such Foreign Sublicensee to Foreign Sublicensing Income and other types of income with respect to which Genta does not owe Emisphere any payments pursuant to this Section 6.4.

     6.5 No Other Payments. Except as expressly provided in this Agreement, each party is solely responsible for costs and other expenses required to fulfill its obligations under this Agreement.

7. PAYMENT; RECORDS; AUDITS

     7.1 Payment; Reports. Royalty and Foreign Sublicensing Income payments shall be calculated and reported for each calendar quarter. All royalty payments due to Emisphere under this Agreement shall be paid within * days of the end of each calendar quarter, and all payments

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due under Section 6.4 shall be paid within * days after Genta receives the relevant Foreign Sublicensing Income from such Foreign Sublicensee. Each payment shall be accompanied by a report of Net Sales of Products by Genta and its Affiliates and Domestic Sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including, the Net Sales of such Products, and the royalty payable, as well as all Foreign Sublicensing Income received by Genta and deductions taken to calculate amounts due to Genta with respect thereto pursuant to Section 6.4. Genta shall keep, and shall cause its Affiliates and Domestic Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Emisphere to confirm the accuracy of all payments due hereunder.

     7.2 Income Tax Withholding. The party entitled to receive a payment hereunder will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the party making such payment, such party will (a) deduct such taxes from the payment made to the other party, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within thirty (30) calendar days following such payment.

     7.3 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. Whenever calculating royalties or other payments requires conversion from any other currency, Genta shall make such conversion using the average daily conversion rate (via the major reported conversion system used by Genta at the time) at the last working day for the applicable payment period (or, for amounts due under Section 6.4, for the last working day upon or immediately following the day upon which such Foreign Sublicensing Income is received by Genta or its Affiliate. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the party entitled to receive such payment, unless otherwise specified in writing by such party.

     7.4 Audits. During the Term and for a period of * thereafter, Genta and its Affiliates shall keep, and shall use commercially reasonable efforts to cause Domestic Sublicensees to keep, complete and accurate records pertaining to the development, sale or other disposition of Products in sufficient detail to permit Emisphere to confirm the accuracy of royalties and payments on Foreign Sublicensing Income due hereunder. Emisphere shall have the right to cause an independent, certified public accountant reasonably acceptable to Genta to audit such records to confirm such amounts for a period covering not more than the preceding * (and in no event shall such audits extend to records previously audited). Such audits may be exercised during normal business hours upon reasonable prior written notice to Genta. Prompt adjustments shall be made by the parties to reflect the results of such audit. Emisphere shall bear the full cost of such audit unless such audit discloses a net underpayment by Genta of more than * of the amount of royalties due under this Agreement for the entirety of the period audited, in which case, Genta shall bear the full cost of such audit and shall promptly remit to Emisphere the amount of any underpayment. The audit report shall be provided to both parties.

     7.5 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate corresponding to one month U.S. prime rate of interest plus *; provided, however, that in no event shall such rate exceed the

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maximum legal annual interest rate. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

8. MANUFACTURE AND SUPPLY

     8.1 Manufacture. Subject to the provisions of this Article 8, during the Term: (a) Genta shall manufacture and supply, or have manufactured and supplied, * of the Gallium Salt API for the finished Product to be supplied by Emisphere under this Agreement, at its sole expense, and (b) Emisphere shall manufacture and supply, or have manufactured and supplied, * of the finished Product that Genta, its Affiliates and Sublicensees require using Gallium Salt API supplied by Genta; provided that following the achievement of the first Regulatory Approval from a Regulatory Authority to market and sell a Product, Genta, its Affiliates and Sublicensees shall have the right and option to manufacture or have manufactured up to * of their aggregate needs of finished Product (i.e., finished Product made using Gallium Salt API supplied by Genta and Program Carrier supplied by Emisphere), and Emisphere shall manufacture and supply, or have manufactured and supplied, all Program Carrier required in connection with the manufacture of finished Product by Genta, its Affiliates, their manufacturers (to the extent permitted under this Article 8) and Sublicensees.

     8.2 Supply Agreement.

          (a) Within * after the Effective Date of this Agreement, the parties shall enter into a supply agreement (“Supply Agreement”) on reasonable and customary terms with respect to the preclinical, clinical and commercial supply arrangements contemplated in Section 8.1 for such Products and Program Carriers, including without limitation provisions for quality assurance and quality control, and in any event consistent with terms summarized in this Section 8.2.

          (b) Emisphere shall utilize a qualified Third Party subcontractor to perform its manufacturing obligations with respect to Products and the Program Carrier; provided that each subcontractor and subcontract agreement (and any material changes thereto) that does not solely relate to or provide services with respect to the Program Carrier will be subject to Genta’s prior approval, not to be unreasonably withheld, and that the terms of each subcontract agreement shall be reasonably consistent with all of the requirements and limitations imposed upon Emisphere under the Supply Agreement. To the extent the Emisphere wishes to itself manufacture the Products or Program Carriers (as opposed to using a subcontractor), then the parties will negotiate in good faith the terms of such a proposed arrangement, including without limitation as to price and quality assurance.

          (c) Supply prices under the Supply Agreement for Program Carrier or finished Product supplied by Emisphere will not exceed *. Genta shall supply the Gallium Salt to Emisphere free of charge, including shipping costs, for all Products to be manufactured by Emisphere.

          (d) The Supply Agreement will contain terms and conditions typically included in supply agreements for similar products at similar volumes and similar stages of development.

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Without limiting the generality of the foregoing, the parties intend that the Supply Agreement will include the following:

               (i) Provisions that require Genta, on a monthly basis, to provide Emisphere with a written * rolling forecast of its anticipated Product (or, as applicable, Program Carrier) demand (each a “Forecast”). It is anticipated that the quantities set forth in the first * of each Forecast will be treated as firm purchase orders, and that otherwise, each Forecast will be non-binding. It is also anticipated that Emisphere will generally be obligated to accept all purchase orders for Products (or, as applicable, Program Carrier) issued by Genta, except those that specify a delivery date less than * after the purchase order date. Lastly, and notwithstanding the foregoing, it is anticipated that Emisphere will not be obligated, but will agree to use commercially reasonable efforts, to manufacture and supply, or have manufactured and supplied, Genta with quantities of Product or Program Carrier (as applicable) in excess of * of the most recent estimate provided to Emisphere in a Forecast. The Supply Agreement will contain similar forecasting mechanisms and delivery obligations of Genta with respect to Gallium Salt API required for the manufacture of Product pursuant to the Supply Agreement.

               (ii) Provisions providing Genta with the right to reject any delivery of Product or Program Compound that does not conform to the applicable specifications (as established by mutual written agreement of the parties) by giving written notice to Emisphere of such rejection within 30 days after receipt of such delivery (or for defects not reasonably discoverable upon delivery, within 30 days after their initial discovery by Genta), along with mechanisms for resolving disputes as to Product or Program Compound conformity through the use of a mutually acceptable Third Party laboratory. Provisions will also be included that require any Gallium Salt API provided by Genta to conform to applicable specifications, and that provide for testing of such material for conformance with such specifications as well as for mechanisms for acceptance and rejection of such materials by Emisphere or its contract manufacturer.

               (iii) Provisions permitting Genta, its Affiliates and Sublicensees manufacture or have manufactured finished Product and the Program Carrier in the event of certain material performance failures by Emisphere.

               (iv) Provisions specifying that any failure to perform, or delay in performance, by Emisphere under the Supply Agreement that arises from Genta’s failure to supply Gallium Salt API as required to make Product within the time required under the Supply Agreement, shall not be deemed to be a breach by Emisphere of the Supply Agreement.

9. INTELLECTUAL PROPERTY

     9.1 Ownership of Inventions.

          (a) Inventorship of inventions, whether or not patentable, conceived of or made in the course of the parties’ performance under this Agreement (“Inventions”) shall be determined in accordance with the rules of inventorship under patent laws of the applicable country or jurisdiction in which the patent application is filed.

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          (b) As between the parties: (i) Emisphere shall own solely all Inventions that constitute compositions of Carriers or Program Carrier Improvements and/or methods of manufacturing Carriers or any Program Carrier Improvements (“Carrier Inventions”), (ii) Genta shall own solely all Inventions that constitute solely Gallium Compound compositions and/or methods of manufacturing Gallium Compounds (“Gallium Inventions”), and (iii) Emisphere shall own solely all Inventions that constitute compositions comprising both a Carrier and a Gallium Compound and/or methods of manufacturing or use of compositions comprising both a Carrier and a Gallium Compound (“Combination Inventions”).

          (c) Subject to Section 9.1(b), as between the parties: (i) Emisphere shall own solely all Inventions made solely by its employees and contractors (such Inventions, together with the Carrier Inventions owned by Emisphere under Section 9.1(b) and all Combination Inventions, the “Emisphere Inventions”), and all Patents that claim Emisphere Inventions, (ii) Genta shall own solely all Inventions made solely by its employees and contractors (such Inventions, together with the Gallium Inventions owned by Genta under Section 9.1(b), the “Genta Inventions”), and all Patents that claim Genta Inventions, and (iii) Other than Emisphere Inventions and Genta Inventions, all Inventions made jointly by employees or contractors of Genta on the one hand and employees or contractors of Emisphere on the other hand (such Inventions, (the “Joint Inventions”), and all Patents that claim Joint Inventions, shall be owned jointly by Genta and Emisphere, free of any requirements of consent or duties of accounting that may apply in any jurisdiction in connection therewith.

     9.2 Patent Prosecution and Maintenance.

          (a) It is the intention of the parties to secure patent protection for Inventions. Genta shall have the right (but not the obligation) to prepare, file, prosecute and maintain all Genta Patents at Genta’s sole expense. Emisphere shall have the right (but not the obligation) to prepare, file, prosecute and maintain all Emisphere Patents at Emisphere’s sole expense. Each party shall consider in good faith the requests and suggestions of the other party with respect to strategies for filing and prosecuting Patents claiming Products being developed or commercialized by Genta under this Agreement, or the manufacture or use of such Products. The party responsible for the filing, prosecution, maintenance, enforcement and defense of any such Patents shall keep the other party informed of progress with regard thereto.

          (b) The parties shall mutually agree on a case-by-case basis which party (the “Responsible Party”) will be responsible for the preparation, filing, prosecution and maintenance of Joint Patents. The parties shall share equally (50%/50%) the cost of preparation, filing, prosecution and maintenance of Joint Patents. The Responsible Party shall consult with the other party as to the preparation, filing, prosecution and maintenance of such Joint Patents reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to the other party copies of all relevant documents reasonably in advance of such consultation. In the event that the Responsible Party desires to abandon any Joint Patent, or if the Responsible Party later declines responsibility for any Joint Patent, the Responsible Party shall provide reasonable prior written notice to the other party of such intention to abandon or decline responsibility, and the other party shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent.

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     9.3 Cooperation of the Parties. Each party agrees to assign all rights necessary to effect the ownership of inventions and patents as set forth in Section 9.1. Without limiting the foregoing, each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming a Product being developed or commercialized by Genta in accordance with this Agreement or the Program Carrier contained therein. Such cooperation includes, but is not limited to:

          (a) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the ownership of Inventions as set forth in Section 9.1, and Patents claiming such Inventions, and to enable the other party to apply for and to prosecute patent applications on Inventions it owns solely or jointly, and in any country; and

          (b) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

     9.4 Infringement by Third Parties. Emisphere and Genta shall promptly notify the other in writing of any alleged or threatened infringement of any Emisphere Patent, Genta Patent or Joint Patent that could reasonably be expected to have a material adverse impact on any Product being developed or commercialized by Genta of which they become aware. Both parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement *.

          (a) Emisphere Patents. Emisphere shall have the sole right to bring and control any action or proceeding with respect to infringement of any Emisphere Patent at its own expense and by counsel of its own choice, and, to the extent any such infringement could reasonably be expected to have a material adverse impact on any Product being developed or commercialized by Genta, Genta shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Emisphere fails to bring any such action or proceeding with respect to infringement of any Emisphere Patent within (a) sixty (60) days following the notice of alleged infringement or (b) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Genta shall have the right to bring and control any such action at its own expense and by counsel of its own choice to the extent such infringement could reasonably be expected to have a material adverse impact on any Product being developed or commercialized by Genta, and Emisphere shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

          (b) Genta Patents. Genta shall have the sole right to bring and control any action or proceeding with respect to infringement of any Genta Patent at its own expense and by counsel of its own choice, and, to the extent any such infringement could reasonably be expected to have a material adverse impact on any Product being developed or commercialized by Genta, Emisphere shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

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          (c) Joint Patents. The parties shall mutually agree on a case-by-case basis which party will have the first right to bring and control any action or proceeding with respect to infringement of any Joint Patent at its own expense and by counsel of its own choice, and in any case the non-controlling party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If the controlling party fails to bring an action or proceeding within (a) sixty (60) days following the notice of alleged infringement or (b) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, the non-controlling party shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and the controlling party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

          (d) Cooperation; Settlement. In the event a party brings an infringement action in accordance with this Section 9.4, the other party shall cooperate fully at the first party’s expense, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 9.4 that relates to any Joint Patent hereunder, or that could materially and adversely impact the other party hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld.

          (e) Allocation of Recoveries. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Emisphere and Genta, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that (i) any recovery realized by Genta as a result of such litigation, after reimbursement of the parties’ litigation expenses, shall, to the extent attributable to lost sales or lost profits or punitive damages with respect to Products, be treated as Net Sales for purposes of this Agreement, and (ii) any recovery realized by either party with respect to a Joint Patent shall, after reimbursement of the parties’ litigation expenses, be shared equally by the parties.

     9.5 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Emisphere shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Emisphere’s activities at its own expense and by counsel of its own choice, and Genta shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Subject to the following sentence, Genta shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Genta’s activities at its own expense and by counsel of its own choice, and Emisphere shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If any Third Party claim alleges that the manufacture, use, sale, offer for sale or import of the Product infringes such Third Party’s patent rights solely covering the composition of matter or method of using or manufacturing any Program Carrier(s), then Emisphere shall have the first right to control any defense of any such claim at its expense and by counsel of its own choice, and Genta shall have the right to be represented in any such action by counsel of its own choice; provided that if Emisphere does not defend against any such Third Party

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claim, then Genta may assume such defense at its expense and using counsel of its own choice, in which case Genta shall keep Emisphere fully informed with regard to the defense of such Third Party claim, and Genta shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 9.5 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld).

     9.6 Product Trademarks. Genta shall have sole control over all matters relating to the use of, and shall own, all trademarks for Products, including, without limitation, the selection, filing and enforcement thereof; provided that, subject to all regulatory requirements, the Product’s package and relevant advertising shall contain information indicating that Product has been produced using Emisphere technology, and shall include the Emisphere name and logo, the use of which shall be subject to Emisphere’s prior written consent to ensure conformity with its trademark quality and usage guidelines, such consent not to be unreasonably withheld or delayed.

10. REPRESENTATIONS, WARRANTIES AND COVENANTS

     10.1 Mutual Representations and Warranties. Each party represents, warrants and covenants (as applicable) to the other that:

          (a) Corporate Power. It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

          (b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action.

          (c) Binding Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          (d) Grant of Rights; Maintenance of Agreements. It has not, and will not during the Term, grant any right to any Third Party which would conflict with the rights granted to the other party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings necessary to perform its obligations hereunder.

     10.2 Emisphere Representations and Warranties. Emisphere represents, warrants and covenants (as applicable) to Genta that:

          (a) it has the necessary expertise, personnel, facilities and equipment to perform its responsibilities under the Formulation-Development Plan;

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          (b) it shall perform its responsibilities under the Formulation-Development Program in a professional and workmanlike manner in accordance with applicable industry standards and applicable laws;

          (c) the rights granted to Genta and its Affiliates hereunder do not conflict with rights granted by Emisphere or its Affiliates to any Third Party;

          (d) its performance of its responsibilities under the Formulation-Development Program, and the manufacture, use and sale of products containing Program Carriers under this Agreement, does not and will not infringe or misappropriate the patent rights or other proprietary rights of any Third Party;

          (e) to Emisphere’s knowledge, no Carrier owned or Controlled by Emisphere is more suitable than Carrier A with respect to safety and delivery for the Product to be developed under the Development Program, based solely upon existing data known to Emisphere as of the Effective Date.

     10.3 Genta Representations and Warranties. Genta represents, warrants and covenants (as applicable) to Emisphere that:

          (a) it has the necessary expertise, personnel, facilities and equipment to supply Gallium Salt API (in the form of gallium nitrate) to Emisphere under the Formulation-Development Plan and to perform its responsibilities under the Clinical Plan;

          (b) it shall supply Gallium Salt API (in the form of gallium nitrate) to Emisphere under the Formulation-Development Plan and perform its clinical development activities under the Clinical Plan in a professional and workmanlike manner in accordance with applicable industry standards and applicable laws;

          (c) the rights granted to Emisphere hereunder do not conflict with rights granted by Genta or its Affiliates to any Third Party; and

          (d) the manufacture, use or sale of the composition of products containing a Gallium Compound (in the form of gallium nitrate or any other form provided by Genta) does not and will not infringe or misappropriate the patent rights or other intellectual property rights of any Third Party.

     10.4 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant (i) the success the Development Program or (ii) the safety or usefulness for any purpose of the technology it provides hereunder.

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     10.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 11, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 10.5 shall not be construed to limit either party’s indemnification obligations under Article 13.

11. CONFIDENTIALITY; PUBLICATION

     11.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term of this Agreement and for * thereafter (or, if an audit occurs under Section 7.4 after the end of the Term, for * thereafter), the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement which if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the party disclosing such Information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing party within a reasonable time after such disclosure (collectively, “Confidential Information”). Each party may use such Confidential Information of the other party only in connection with the exercise of its license rights or to the extent required to perform its obligations to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other party. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other party. The terms of this Article 11 shall not be construed to limit either party’s right to independently develop or acquire products, processes or concepts without use of or reference to the other party’s Confidential Information, even if similar.

     11.2 Exceptions. The restrictions set forth in Section 11.1 shall not apply to any information which the receiving party can prove by competent written evidence:

          (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party or its Affiliates, generally known or available to the public;

          (b) is known by the receiving party or its Affiliates at the time of receiving such information, as evidenced by its or its Affiliates’ records;

          (c) is hereafter furnished to the receiving party or its Affiliates, as a matter of right and without restriction on disclosure, by a Third Party who is under no obligation of non-disclosure to the disclosing party or its Affiliates; or

          (d) is the subject of a written permission to disclose provided by the disclosing party.

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     11.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

          (a) exercising the rights granted to such party under this Agreement (including without limitation entering into and performing business or scientific relationships with respect to Products as permitted under this Agreement);

          (b) filing or prosecuting Patents as permitted by this Agreement;

          (c) regulatory filings for Products such party has a license or right to develop or manufacture hereunder;

          (d) prosecuting or defending litigation as permitted by this Agreement;

          (e) complying with applicable court orders or governmental regulations;

          (f) conducting clinical trials with respect to Products under this Agreement; and

          (g) disclosure to Affiliates, sublicensees, employees, consultants, agents or other Third Parties in connection the performance of obligations or exercise of rights under this Agreement, or with due diligence or similar investigations by such Third Parties, and disclosure to actual or potential Third Party investors under confidentiality obligations, provided, in each case, that any such Affiliate, sublicensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11.

     11.4 Mandatory Disclosure. Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 11.3(d) or 11.3(e), it will, except where impracticable or illegal, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information of the other party hereunder except as expressly permitted. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

     11.5 Publications. Each party shall have the right to review and comment on any material proposed for disclosure or publication by the other party or the other party’s Affiliates, consultants and agents, such as by oral presentation, manuscript or abstract, which utilizes data generated from the Formulation-Development Program, or relates to Products (where Emisphere or its Affiliate, consultant or agent is the publishing party) or the Program Carrier (where Genta or its Affiliate, consultant or agent is the publishing party). Neither party shall have the right to include Confidential Information of the other party in any public disclosure or publication without the other party’s prior written consent. Before any such material is submitted for publication or disclosure is made, the party proposing publication shall deliver, or shall ensure

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that the other party’s Affiliate, Sublicensee, consultant or agent (as applicable) delivers, a complete copy to the other party at least thirty (30) days prior to submitting the material to a publisher or initiating any other disclosure. Such other party shall review any such material and give its comments to the party proposing publication within twenty (20) days of the delivery of such material to such other party. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than fifteen (15) days from the date of delivery to the non-publishing party. The publishing party shall comply with, or shall ensure that its Affiliate, Sublicensee, consultant or agent (as applicable) complies with, the other party’s request to delete references to the other party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional ninety (90) days for the purpose of preparing and filing appropriate patent applications as requested by such other party. Any publication of data from the Formulation-Development Program or with respect to Products (where Emisphere or its Affiliate, consultant or agent is the publishing party) shall make appropriate reference to the contribution of the non-publishing party.

     11.6 Publicity.

          (a) The parties may issue a press release (either jointly or individually) announcing the execution of this Agreement in the form mutually agreed upon by the parties. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases relating to Products prior to the issuance thereof, and agree that the consent of the other party is required, provided that a party may not unreasonably withhold consent to such releases. Notwithstanding the above, the parties agree that either party may, in the absence of the other party’s consent, issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or rules of a securities exchange. In addition, following the initial press release announcing this Agreement, each party shall be free to disclose and publicize, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have been previously publicly disclosed in accordance herewith.

          (b) Without limiting the generality of the foregoing, the parties may issue appropriate press releases (either jointly or individually) regarding the achievement of each development or commercialization event specified in Section 6.2(a).

12. TERM AND TERMINATION

     12.1 Term. The term of the Development Program (the “Development Term”) shall commence on the Effective Date and, unless this Agreement is earlier terminated pursuant to this Article 12, continue until the end of the Clinical Term, unless the parties otherwise agree to perform further research and development activities hereunder, in which case the Development Term shall continue until the completion of such activities. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless this Agreement is earlier terminated pursuant to this Article 12, continue until the later of (a) termination of the Development Term

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in accordance with the preceding sentence, and (b) the expiration of all royalty and payment obligations hereunder with respect to Products.

     12.2 Termination for Convenience. From the Effective Date and continuing until the end of the Formulation-Development Term, Genta shall have the right to terminate this Agreement, for any reason or for no reason, upon * days’ prior written notice to Emisphere. After the Formulation-Development Term, Genta shall have the right to terminate this Agreement as a whole, or on a Product-by-Product and/or country-by-country basis, for any reason or for no reason at any time, upon * days’ prior written notice to Emisphere. If Genta terminates this Agreement with respect to a particular Product or country, then the license granted to Genta under Section 5.1, if then in effect, shall automatically terminate with respect to such Product or country (as applicable) and revert to Emisphere, and Genta shall cease to have any right or license under the Emisphere Technology to develop, manufacture or commercialize (and, except as provided in Section 12.4(f), shall cease to have any payment obligations under Articles 6 and 7 with respect to) such Product or Products in such country or countries, but this Agreement shall otherwise remain in full force and effect in accordance with its terms.

     12.3 Termination for Cause. Each party shall have the right to terminate this Agreement upon * days’ prior written notice to the other upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the * day period following written notice of termination by the non-breaching party. However, if the party alleged to be in breach of this Agreement disputes such breach within such * day period, the non-breaching party shall not have the right to terminate this Agreement unless it has been determined under Article 14 that this Agreement was materially breached, and the breaching party fails to cure the breach within * days after such determination.

       12.4 Effect of Termination; Surviving Obligations.

          (a) Upon termination of this Agreement by Genta pursuant to Section 12.3:

               (i) Genta shall have the right (but not the obligation) to assume the performance of all activities under the Development Program;

               (ii) the license granted by Genta under Section 5.1(b), if then in effect, shall automatically terminate and revert to Genta;

               (iii) the license granted by Emisphere to Genta under Section 5.1(a) (if in effect immediately prior to such termination) shall, at Genta’s option, remain in effect in accordance with its terms, subject to compliance by Genta with all applicable provisions of this Agreement (including, without limitation, the payment obligations set forth in Articles 6 and 7); and

               (iv) At Genta’s option, either (x) Emisphere’s supply obligations with respect to Program Carrier under Sections 8.1 and 8.2 shall remain in effect, or (y) Emisphere shall deliver to Genta’s Third-Party contract manufacturer all Information that is necessary or useful for Genta to have the Program Carrier made for it (including without limitation a true and complete copy of the current DMF and all other regulatory filings for the Program Carrier, and the right to use and cross file and reference such DMF and other regulatory filings), provided

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that in the case of (y), Emisphere’s delivery obligation shall be subject to its approval of Genta’s Third-Party contract manufacturer (the “Genta Manufacturer”), not to be unreasonably withheld or delayed. Subject to the terms and conditions of this Agreement and any agreement between Emisphere and its Third Party contract manufacturer of Program Carrier or Product, Emisphere hereby grants to Genta and its Affiliates a worldwide, perpetual, irrevocable license to have the Genta Manufacturer make Program Carriers solely for Genta, its Affiliates and its Sublicensees to manufacture, use, sale, offer for sale or import Products and for no other purpose, provided that Genta covenants to exercise the foregoing license only if and when this Agreement is terminated by Genta under Section 12.3 and only if Genta does not elect to have Emisphere continue supplying Program Carrier in accordance with clause (x) of this Section 12.4(a)(iv) (other than for a reasonable transition period).

          (b) Upon termination of this Agreement by Genta pursuant to Section 12.2, or termination of this Agreement by Emisphere pursuant to Section 12.3:

               (i) the licenses granted under Sections 5.1(a) and (b), if then in effect, shall automatically terminate and revert to the granting party; provided that in the case of partial termination of this Agreement by Genta under Section 12.2, such licenses shall survive with respect to those Products and countries for which this Agreement has not been terminated;

               (ii) solely in the case of, and for a period of thirty (30) days after the effective date of, any termination of the Agreement by Emisphere under Section 12.3, Emisphere shall have an exclusive option, exercisable by written notice to Genta prior to the expiration of such thirty (30) day period, to negotiate with Genta for an agreement granting Emisphere the right to use Genta Technology in connection with Emisphere Technology. As soon as practicable after Emisphere’s exercise of such option, the parties shall commence negotiations toward such an agreement and shall negotiate in good faith for up to one hundred twenty (120) days regarding the commercially reasonable terms upon which Genta would grant such right, provided if the parties, despite their good faith efforts, do not agree on the terms of such an agreement by the end of such one hundred twenty (120) day period, Genta shall have no further obligation to negotiate with Emisphere for such agreement; and

               (iii) in the case of partial termination by Genta under Section 12.2, Emisphere’s supply obligations with respect to Program Carriers under Sections 8.1 and 8.2 shall remain in effect with respect to those countries and Products for which this Agreement has not been terminated.

          (c) If this Agreement is terminated for any reason during the Formulation-Development Term, Emisphere shall use commercially reasonable efforts to mitigate costs related to its performance of the Formulation-Development Program, and Genta shall only be required to reimburse such actual costs as Emisphere reasonably incurs in connection its performance of the Formulation-Development Program prior to the effective date of the Agreement’s termination, to the extent Emisphere is unable to avoid or offset such costs; provided that in any case Genta’s reimbursement obligation shall be limited as set forth in Section 6.1.

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          (d) Genta shall (A) if its rights terminate under the entire Agreement, transfer to Emisphere as soon as reasonably practicable all Information relating specifically to the Program Carrier (if any), (B) transfer and assign to Emisphere all regulatory filings (if any) that relate solely to the Program Carrier (including all foreign equivalents thereof) in all countries in which its rights terminate, and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights provided in this Section 12.4 to Emisphere.

          (e) At Genta’s discretion, and subject to receiving appropriate compensation (as agreed upon by the parties), Genta may transfer to Emisphere (A) information relating to Products, (B) regulatory filings relating to Products in all countries in which Genta’s rights terminate (other than those transferred under Section 12.4(d)), and (C) Regulatory Approvals relating to Products in all countries in which Genta’s rights terminate.

          (f) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Following expiration or any termination of this Agreement following Regulatory Approval of Products (other than any termination by Emisphere under Section 12.3), Genta and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Product then on hand during the six (6) months thereafter, all subject to performance of payment obligations under Articles 6 and 7.

          (g) Expiration or termination of this Agreement shall not prejudice or terminate the rights and obligations of the Parties under this Agreement that, by their nature or as otherwise provided herein, are intended to survive this Agreement.

          (h) Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a party retains license rights under Sections 12.4(a) or (b), each party shall destroy or deliver to the other party any and all tangible embodiments of Confidential Information of the other party in its possession. Notwithstanding the above, each party may retain one archival copy of the other party’s Confidential Information solely for the purpose of ascertaining its compliance with the confidentiality obligations of this Agreement.

     12.5 Damages; Relief. The use by either party hereto of a termination right provided for under this Agreement shall not in itself give rise to any obligation for the payment of damages or any other form of compensation or relief to the other party with respect thereto. Subject to the foregoing, termination of this Agreement shall not in itself preclude either party from claiming any other damages, compensation or relief that it may be entitled to, whether at law or in equity.

     12.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Genta or Emisphere are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that they, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy

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Code, the party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

13. INDEMNIFICATION

     13.1 Indemnification.

          (a) Genta hereby agrees to save, defend, indemnify and hold harmless Emisphere, its Affiliates and their respective officers, directors, employees, contractors, consultants and agents (each, an “Emisphere Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Emisphere Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (i) the practice by Genta or any of its Affiliates or Sublicensees of any license granted hereunder, (ii) the handling, storage or other disposition of any Product by Genta or any of its Affiliates or Sublicensees, or (ii) the gross negligence or willful misconduct of any Genta Indemnitee or the breach by Genta of any warranty, representation, covenant or agreement made by Genta in this Agreement, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Emisphere Indemnitee or the breach by Emisphere of any warranty, representation, covenant or agreement made by Emisphere in this Agreement.

          (b) Emisphere hereby agrees to save, defend, indemnify and hold harmless Genta, its Affiliates and their respective officers, directors, employees, contractors, consultants and agents (each, a “Genta Indemnitee”) from and against any and all Losses to which any Genta Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party, to the extent such Losses arise directly or indirectly out of (i) the practice by Emisphere or any of its Affiliates or sublicensees of any license granted hereunder, (ii) the development, handling or storage of any Product or Program Carrier by Emisphere or any of its Affiliates or sublicensees, or (iii) the gross negligence or willful misconduct of any Emisphere Indemnitee or the breach by Emisphere of any warranty, representation, covenant or agreement made by Emisphere in this Agreement, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Genta Indemnitee or the breach by Genta of any warranty, representation, covenant or agreement made by Genta in this Agreement.

     13.2 Control of Defense. In the event a party seeks indemnification under Section 13.1, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

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14. DISPUTE RESOLUTION

     14.1 Disputes. The parties recognize that disputes as to certain matters may from time to time arise which relate to either party’s rights and obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in Article 14, if and when such a dispute arises between the parties.

     14.2 Chief Executive Offers. If any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Claim”), arises between the parties and the parties cannot resolve the dispute within thirty (30) days of a written request by either party to the other party, the parties agree to refer the Claim to the Chief Executive Officers of Genta and Emisphere for resolution. If, after an additional thirty (30) days, such officers have not succeeded in negotiating a resolution of the dispute, then either party may at any time thereafter submit the matter to binding arbitration under Section 14.3.

     14.3 Arbitration. Any Claim that the parties cannot resolve under Section 14.2 shall be settled by binding arbitration in the manner described in this Section 14.3. The arbitration shall be conducted pursuant to the Commercial Rules and Supplementary Procedures for Large, Complex Disputes of the American Arbitration Association then in effect. Notwithstanding those rules, the following provisions shall apply to the arbitration hereunder:

          (a) Arbitrators. The arbitration shall be conducted by a single arbitrator; provided that at the request of either party, the arbitration shall be conducted by a panel of three (3) arbitrators, with one (1) arbitrator chosen by each of Genta and Emisphere and the third appointed by the other two (2) arbitrators. If the parties are unable to agree upon a single arbitrator, or the third arbitrator in case of a panel of three (3), such single or third arbitrator (as the case may be) shall be appointed in accordance with the rules of the American Arbitration Association. In any event, the arbitrator or arbitrators selected in accordance with this Section 14.3(a) are referred to herein as the “Panel.” With respect to disputes arising under Section 12.3, the arbitrators shall be independent experts in worldwide business development in the biopharmaceutical industry.

          (b) Proceedings. Except as otherwise provided herein, the parties and the arbitrators shall complete the arbitration within one (1) year after the appointment of the Panel under Section 14.3(a), unless a party can demonstrate to the Panel’s reasonable satisfaction that the complexity of the issues or other reasons warrant the extension of one or more of the time tables, in which case the Panel may extend such time table as reasonably required. The Panel shall, in rendering its decision, apply the substantive law of the State of New York, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Article 14 shall be governed by the U.S. Federal Arbitration Act. The proceeding shall be conducted in English and shall take place in New York, New York. The fees of the Panel shall be paid by the losing party which party shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the parties.

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Each party shall bear the costs of its own attorneys’ and experts’ fees; provided that the Panel may in its discretion award the prevailing party all or part of the costs and expenses incurred by the prevailing party in connection with the arbitration proceeding. Neither party shall initiate an arbitration hereunder unless it has attempted to resolve the matter in accordance with Section 14.2 above. Notwithstanding anything to the contrary in this Section 14.3, any disputes relating to the inventorship, scope, validity or enforceability of patent rights shall be submitted for resolution by a court of competent jurisdiction. Additionally, notwithstanding the foregoing, either party may pursue an action in a court of competent jurisdiction to obtain injunctive or other equitable remedy.

15. GENERAL PROVISIONS

     15.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles. The parties hereby expressly consent to the exclusive personal jurisdiction and venue of the state and federal courts located within the Southern District of New York for any lawsuit filed by either party against the other arising from or related to this Agreement.

     15.2 Entire Agreement; Modification. This Agreement (including the Exhibit hereto), together with that certain letter agreement between the parties dated as of the Effective Date (the “Letter Agreement”), is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement, together with the Letter Agreement, supersedes all prior and contemporaneous agreements and communications (including as of the Effective Date, the Existing MTA), whether oral, written or otherwise, concerning any and all matters contained herein. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

     15.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party; neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

     15.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

     15.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party

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without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

               (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

               (b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

     15.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

     15.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

     15.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, five business days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

     If to Genta, notices must be addressed to:

Genta Incorporated 2 Connell Drive Berkeley Heights, NJ 07922 Attention: Chief Executive Officer

     with a copy to:

Genta Incorporated 2 Connell Drive Berkeley Heights, NJ 07922 Attention: *

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     If to Emisphere, notices must be addressed to:

Emisphere Technologies, Inc. 765 Old Saw Mill River Road Tarrytown, NY 10591 Attention: Senior Vice President, Business Development Telephone: (914) 347-2220 Facsimile: (914) 347-2498

     15.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

     15.10 Interpretation.

               (a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

               (b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

               (c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

               (d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

               (e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

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          (f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

     15.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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      In Witness Whereof, the parties hereto have duly executed this Agreement as of the Effective Date.

Genta Incorporated	Emisphere Technologies, Inc.

By:________________________________	By:________________________________
Name:______________________________	Name:______________________________
Title:_______________________________	Title:_______________________________

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Exhibit A